Exhibit 99.1
Press Release Dated October 26, 2009

NEWS RELEASE
October 26, 2009

Farmers Capital Bank Corporation Announces Quarterly Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share. The quarterly $0.10 per share dividend represents an annualized yield of 3.14% based on the closing price of $12.73 on October 23, 2009. The dividend is payable on January 1, 2010 to shareholders of record at the close of business on December 1, 2009. The Company currently has approximately 7.4 million shares outstanding.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance agency.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.